EXHIBIT 12.1

DTE ENERGY COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended	Twelve Months Ended December 31
	June 30 2003 (a)	2002	2001	2000	1999	1998

(Millions of Dollars)
Earnings:
Pretax earnings	$58	$573	$219	$480	$546	$600
Add:
Loss from equity investee	11	14	22	26	15	5
Fixed charges	271	562	478	370	378	353
Distributed income from equity investees	11	10	9	—	—	—

	351	1,159	728	876	939	958

Fixed charges:
Interest expense	267	558	470	336	344	319
Interest factor of rents	4	4	8	34	34	34

	$271	$562	$478	$370	$378	$353

Ratio of earnings to fixed charges	1.30	2.06	1.52	2.37	2.48	2.72

DTE ENERGY COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
PREFERRED SECURITIES DIVIDENDS

		Twelve Months Ended December 31
	Six Months Ended
	June 30 2003	2002	2001	2000	1999	1998

(Millions of Dollars)
Earnings:
Pretax earnings	$58	$573	$219	$480	$546	$600
Add:
Loss from equity investee	11	14	22	26	15	5
Fixed charges	$289	600	501	370	378	360
Distributed income from equity investees	11	10	9	—	—	—

	369	1,197	751	876	939	965

Fixed charges:
Interest expense	267	558	470	336	344	319
Interest factor of rents	4	4	8	34	34	34
Preferred stock dividend factor	18	38	23	—	—	7

	$289	$600	$501	$370	$378	$360

Ratio of earnings to fixed charges and preferred securities dividends	1.28	1.99	1.50	2.37	2.48	2.68